Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2015, relating to the consolidated financial statements of Marsh & McLennan Companies, Inc., and the effectiveness of Marsh & McLennan Companies, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

August 7, 2015